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                                 EXHIBIT 10.10
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[LOGO]
October 29, 1996
Mr. Harry Hargens
Smoky Mountain Technologies
205 Highway 64 West
Murphy, North Carolina 28906
Dear Harry:
It is my understanding that we have agreed as follows:

    1. Atalla will market the Smoky Mountain Technologies ("SMT") LAN Controllers and related software (the "Controllers") and the Atalla APTM Personal Transaction Machine as a joint hardware/software solution for the retail industry. Atalla will act as a wordwide nonexclusive Value Added Reseller for SMT.

    2. Since hardware compatibility has already been determined, only software modifications are required, which Atalla will undertake and attempt to complete by December 19, 1996. SMT will assist Atalla in the foregoing by providing resources, including but not limited to, technical consultation and documentation, as reasonably required by Atalla.

    3. Subject to completion of the above, the approximate target for first customer shipment ("FCS") will be the first calendar quarter 1997.

    4. Estimated volume of 5,000 Controllers for the two years immediately following FCS, with an estimated 2,000 units to ship in year one, and 3,000 units in year two. Of course, Atalla cannot guarantee these estimates, but will provide SMT a rolling quarterly forecast with quantities and prospect names.

    5. SMT product pricing to Atalla will be less than the lowest price quoted on SMT's existing U.S. distributor pricing, and reasonably related to the quantities estimated above.

    6. Installation and maintenance of the Controllers will initially be handled by SMT as subcontractor for Atalla, with Atalla having the option to later undertake such installation and maintenance exclusively.

    7. Atalla and SMT will immediately begin working on the development of the following items required to ensure success of this agreement:

       a.  a sales tool kit;

       b. a question and answer document in an introductory form and later in a more complete detailed form covering product features and benefits;

       c.  an announcement letter to both companies under joint signature;

       d. joint attendance at each company's sales meetings to conduct training;

       e. a sales brochure which discusses the features and benefits of the product;

       f.  a joint technical training plan for our analysis;

       g.  a joint press release and related announcement documents; and,

       h. language to be used in the end-user agreements relating to SMT products.

    8. The term of this relationship will be for a two year period with mutual options for a second two years. During the term and any renewal term, Atalla will agree to not market any other product
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       similar to SMT's Controllers, and SMT will not market any software similar to the Atalla APTM Personal Transaction Machine.

    9. To keep our lawyers happy, we will complete a formal contract detailing our agreement within thirty days of the date of this letter.

Please acknowledge your agreement to the foregoing by signing the attached copy of this letter in the space provided, and return it to my attention.

We are looking forward to a long and successful relationship with you.

Sincerely yours,
/s/ Rich D'Angelo
Rich D'Angelo
Vice President
Sales & Support
Agreed to and accepted:
SMOKY MOUNTAIN TECHNOLOGIES
By: /s/ HARRY W. HARGENS
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Name (print): HARRY W. HARGENS
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Title: Vice-President, Sales & Marketing
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Date: 10/30/96
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